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                                                                      EXHIBIT 12

                      CBI 1983 RESTRICTED STOCK AWARD PLAN
                          (As Amended December 6, 1983)

        1. Purpose. The purpose of this CBI 1983 Restricted Stock Award Plan (the "Plan") is to provide an incentive for Participants to contribute to the continued growth and profitability of the Company by encouraging stock ownership. The Plan is intended to further the interest of the Company by enabling it to attract and retain the services of highly qualified and motivated persons to serve the Company and its subsidiaries.

        2. Definitions. As used in the Plan, the following terms shall have the following meanings:

        Award--The grant of Common Stock subject to the restrictions and pursuant to the terms of the Plan.

        Award Date--The date on which an Award is approved by the Board as provided by paragraph 4.3 below.

        Board--The Board of Directors of the Company, as from time to time constituted.

        Committee--The Compensation Committee of the Board, no member of which shall be eligible to participate in the Plan while serving as such member.

        Common Stock--Common shares of the Company, par value $2.50 per share.

        Company--CBI Industries, Inc., a Delaware corporation.

        Disability--That condition of a Participant, including but not limited to a physical or mental condition, which makes a Participant unable to perform the regular duties of his employment, as determined by the Committee, provided, however, that Disability shall not consist of a condition resulting from a cause which the Committee, in its rules, has excluded.

        Effective Date--May 1, 1983.

        Participant--An employee or former employee who has received an Award under the Plan.

        Retirement--The termination of employment of a Participant with the Company and all subsidiaries on or after attaining age 60, or after qualifying for any retirement as defined under the terms of the CBI Pension Plan as amended, or such earlier termination with the Company's consent and as may be determined by the Committee to constitute early retirement, provided, however, that no termination of such employment by reason of dishonesty, fraud or breach of trust against the Company or any of its subsidiaries, as determined by the Committee, shall constitute Retirement.


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     3.   Common Stock Subject to Plan.  There will be reserved for issue upon the granting of Awards during the term of the Plan an aggregate of 500,000 shares of Common Stock, as adjusted by the Committee as required to reflect any stock dividend, stock split, reclassification or similar change in capitalization. If any such adjustment shall result in a fractional share such fraction shall be disregarded. Upon the granting of an Award, the number of shares reserved for Award shall be reduced by the number of shares so awarded, and upon the forfeiture to the Company of any shares awarded hereunder the number of shares reserved for Award shall be increased by such number of shares, and such forfeited shares may again be the subject of an Award. Awards may be made from authorized but unissued shares or from treasury shares. All authorized but unissued shares awarded hereunder shall be fully paid and nonassessable shares.

     4.   Eligibility and Awards.

          4.1 Eligibility. All management employees (including officers but not directors unless also employees) of the Company and of its present and future subsidiaries are eligible to be selected by the Committee and approved by the Board as Participants.

          4.2 Making of Awards. Subject to the express provisions of the Plan, the Committee shall in its discretion determine the employees to whom, and the time or times at which, Awards shall be made pursuant to the Plan and the number of shares to be awarded. In making such determinations, the Committee shall take into account the recommendations of the Management Committee of the Company and the nature of the services rendered by the respective employees, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. Awards to any employee will not be made more frequently than once in each calender year.

          4.3 Form of Award. As soon as reasonably practicable after making a determination as provided in paragraph 4.2 above, the Committee shall submit such determination to the Board which shall approve or disapprove the Award. Promptly upon the approval of an Award by the Board, the Committee shall advise the Participant in writing of the making of such Award, the number of shares awarded, the restrictions thereon and incidents of forfeiture thereof, and any other terms and conditions relating thereto.

     5.   Restrictions on Awarded Stock.

     5.1 Rights of Participants as Shareholders. Shares awarded hereunder shall forthwith be duly issued and identified on the books of the Company in the Participant's name. The Participant shall thereupon be a shareholder with respect to all such shares and shall have all the rights of a shareholder with respect to all such shares, including the right to vote such shares and to receive all dividends and other distributions (subject to the provisions of paragraph 5.2 below) paid with respect to such shares, provided, however, that such shares shall be subject to the restrictions hereinafter described, and to such additional or more severe restrictions (including more severe provisions relating the the lapsing of restrictions) as may be imposed by the Committee in making any individual award. In aid of

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     such restrictions, such shares shall be held by the Company in its control for the account of such Participant until such restrictions lapse as provided in paragraph 5.4 below or such shares are theretofore forfeited to the Company as provided by paragraph 5.3 below.

          5.2 Changes in Capitalization. In the event that, as the result of a stock dividend, stock split, reclassification or similar change in capitalization, the Participant shall, as the owner of shares subject to restrictions hereunder, be entitled to new or additional or different shares of stock or securities, the certificate or certificates for, or other evidences of, such new or additional or different shares or securities, shall also be held by the Company in its control for the account of such Participant as provided in paragraph 5.1 above, and all provisions of the Plan relating to restrictions and lapse or restrictions herein set forth shall thereupon be applicable to such new or additional or different shares or securities to the extent they were distributed; provided, however, that if the Participant shall receive rights, warrants or fractional interests in respect of any of such shares, such rights or warrants may be held, exercised, sold or otherwise disposed of, and such fractional interests may be settled, by the Participant free and clear of the restrictions hereafter set forth.

          5.3 Imposition of Restrictions. Each share awarded under the Plan shall be subject to the following restrictions except to the extent that such restrictions have lapsed pursuant to paragraph 5.4 below:

          5.3.1 Transfer Restrictions. None of such shares shall be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of in any manner, whether voluntarily or involuntarily.

          5.3.2 Forfeitures. All of such shares shall be forfeited to the Company without notice immediately upon the occurrence of any of the following events:

                 a. The termination of the employment of the Participant with the Company and all subsidiaries for any reason other than Retirement, Disability, or death, or

                 b. The performance of services by the Participant, while an employee of the Company or any subsidiary or within two (2) years following his Retirement, as an employee, consultant or independent contractor for, or the acquisition of an ownership interest in excess of five percent (5%) in, any competitor of the Company or any subsidiary without the express written consent of the Company, or

                 c. The failure of the Participant (for any reason other than Disability or death), within two (2) years following his Retirement, to render such consulting services, advice, and counsel to the Company or any subsidiary as the Company may reasonably request, or


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              d.   An attempt to transfer or cause to transfer such shares,
         whether voluntarily or involuntarily, in violation of Paragraph 5.3.1 above, or

              e. A violation of such additional or more severe restrictions imposed by the Committee pursuant to paragraph 5.1.

         5.4  Release of Restrictions.  The restrictions set forth in paragraph
    5.3 above on shares awarded under the Plan, to the extent such shares have not been forfeited pursuant to paragraph 5.3 above, shall lapse on the first to happen of (i) the date of the participant's death, (ii) the termination of the Participant's employment by reason of his Disability, (iii) the second anniversary of his Retirement, or (iv) such earlier date as to any Participant as the Board may fix by resolution; and shall lapse prior thereto either (a) as to fifty percent (50%) of the shares in such Award, on the fifth anniversary of the Award Date, or (b) pursuant to such additional or more severe restrictions imposed by the Committee pursuant to paragraph 5.1.

     6.  Miscellaneous.

         6.1 Administration. Subject to the express provisions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations on the matters referred to herein shall be conclusive.

         6.2 Limitations. Nothing in the Plan or in any Award shall confer on any employee the right to continue in the employ of the Company or any of its subsidiaries nor interfere in any way with the right of the Company or its subsidiaries to terminate the employment of that employee at any time.

         6.3 Amendment and Termination. The Board may suspend or terminate the Plan, or amend the Plan in such respect as it shall deem advisable, provided, however, that such amendment shall not, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the rights of such Participant under such Award, and further provided that such amendment shall not change the maximum number of shares available for awarding to all Participants or which may be awarded to any Participant as a Supplemental Award.

         6.4 Effectiveness of the Plan. The Plan shall become effective on May 1, 1983. No stock shall be awarded under the Plan after April 30, 1989, or such earlier date as the Plan may have been terminated pursuant to paragraph 6.3.


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                        CBI RESTRICTED STOCK AWARD PLAN
                BRIEF DESCRIPTION OF FEDERAL INCOME TAX EFFECTS


The Plan is not qualified under Section 401(a) of the Internal Revenue Code (hereinafter called "the Code") nor subject to the requirements of the Employee Retirement Income Security Act of 1974. The Company is advised by counsel that under the present laws and regulations, the Federal Income tax consequences to the Company and participants in the Plan will be as follows:

Participants in the Plan will incur no income for Federal income tax purposes at the time they receive an award of restricted stock unless they affirmatively elect under Section 83(b) of the Code to incur income then. Otherwise, each participant will realize taxable income (and the Company will be entitled to a corresponding deduction) as risk of forfeiture of the awarded stock lapses. The amount of income will equal the fair market value of the stock at that time. Thereafter, the participant will realize capital gain or loss upon the sale or taxable exchange of the stock equal to the difference between the aggregate income incurred under the foregoing rules and the price received for the shares. The holding period for determining whether the gain or loss is long or short term will begin on the date on which the restrictions lapse.

The risk of forfeiture after an individual has attained age 60 or retires, as defined in the Plan, depends upon certain events, such as, the failure to provide consulting services or the performance of services to a competitor. Counsel believes that under Section 83 of the Code, these events will normally be sufficient to prevent a lapse of restrictions (and concomitant incurring of income) after an individual has attained age 60 or has retired. However, this determination will depend on the facts and circumstances as to each individual participant at that time.

In the event a participant makes the election under Section 83(b) referred to above (within 30 days of his receipt of the award), the participant will realize income (and the Company is entitled to a corresponding deduction) at the time of the award in an amount equal to the fair market value without regard to the restrictions on the stock at that time. If the participant thereafter forfeits the stock, no deduction will be allowed. Upon the lapse of restriction, the participant will not incur income. Thereafter the participant will realize capital gain or loss upon the sale or other taxable exchange of the stock equal to the difference between the aggregate income incurred under the foregoing rules and the price received for the stock. The holding period for determining whether the gain or loss is long or short term will begin on the date on which the stock was awarded.

The foregoing tax analysis is intended to assist in the understanding of the operation and tax consequences of the Plan. The Company assumes no responsibility with respect to the income taxes of its employees or how such taxes should be computed, reported or paid. It is also pointed out that tax laws and regulations are subject to change at any time.


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                         SAMPLE LETTER - 83(b) ELECTION


Date

Send to: The Internal Revenue Service Center where you will file your 1985 U.S. Individual Income Tax Return

Attn:     Internal Revenue Service Director

RE:       Election of Gross Income in year of
          Transfer Pursuant to Section 83(b) of
          Internal Revenue Code


The undersigned hereby makes an election pursuant to 83(b) of Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations thereunder.

(1)  Name, address and tax identification number of undersigned are:

               Charles B. Iron
               2960 South Street
               Anytown, Illinois  60613

               Social Security # 999-99-9999

(2) Description of the property with respect to which the election is being made:

     One hundred (100) shares of common stock par value $2.50 per share of CBI Industries, Inc.

(3)  Date on which property was transferred is June 1, 1985.

(4)  Taxable year to which this election relates is calendar year 1985.

(5)  The nature of the restricted award is the following:

     AA. Imposition of Restrictions. Each share awarded under the Plan shall be subject to the following restrictions except to the extent that such restrictions have lapsed pursuant to paragraph BB below:

          A. Transfer Restriction. None of such shares shall be sold, exchanged, transferred, pledge, hypothecated, or otherwise disposed of in any manner, whether voluntarily or involuntarily.

          B. Forfeitures. All of such shares shall be forfeited to the Company without notice immediately upon the occurrence of any of the following events:

              B1 The termination of the employment of the Participant with the Company and all subsidiaries for any reason other than Retirement, Disability, or death, or

Sample Letter - 83(b) Election
Page 2


               B2 The performance of services by the Participant, while an employee of the Company or any subsidiary or within two (2) years following his Retirement, as an employee, consultant or independent contractor for, or the acquisition of an ownership interest in excess of five percent (5%) in any competitor of the Company or any subsidiary, without the express written consent of the Company, or

               B3 The failure of the Participant (for any reason other than Disability or death), within two (2) years following his Retirement, to render such consulting services, advice, and counsel to the Company or any subsidiary as the Company may reasonably request, or

               B4 An attempt to transfer or cause to transfer such shares, whether voluntarily or involuntarily, in violation of Paragraph A above, or

               B5 A violation of such additional or more severe restrictions imposed by the Company.

     BB. Release of Restrictions. The restrictions set forth in paragraph B above on the shares awarded under the Plan, to the extent such shares have not been forfeited pursuant to paragraph AA above shall lapse on the first to happen of (i) the date of the Participant's death (ii) the termination of the Participant's employment by reason of his Disability, (iii) the second anniversary of his Retirement, or (iv) such earlier date as to any Participant as the Board may fix by resolution; and shall lapse prior thereto either (a) as to fifty percent (50%) of the shares in such Award, on the fifth anniversary of the Award Date, or (b) pursuant to such additional or more severe restrictions imposed by the Company.

 (6) The fair market value at the time of transfer of the property with respect to which this election is being made is $______ per share. (Insert CBI stock closing price per share on May 31, 1985).

 (7) The amount paid by the taxpayer for said property is $0.00 per share.

 (8) A copy of this statement has been furnished to CBI Industries, Inc.

 (9) Date_______________       Signature_______________________________________

(10) Copies to:          CBI Industries, Inc.
                         800 Jorie Blvd.
                         Oak Brook, IL  60521

                (i) Attn:  Mr. R. G. Douglass
                           Employee Benefit Plans

               (ii) Attn:  Mr. G. B. Fenn
                           Tax Department


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     A meeting of the Board of Directors of CBI Industries, Inc. was held at the office of the Company in Oak Brook, Illinois at 8:45 A.M. on August 6, 1985.

     All the directors were present except for Mr. C. W. Lake, Jr.  Messrs.
R. L. Brunot and B. T. Adams were present for part of the meeting. Mr. Pogue presided and Mr. Craigmile acted as secretary.

     On motion made, seconded and carried, the minutes of the Board meeting held June 4, 1985 were approved.

     Mr. Pogue said that formal action needed to be taken on management's recommendation that people terminated as a result of the Company's recent force reduction do not forfeit shares awarded pursuant to the Company's restricted stock award plan. After discussion, and on motion made, seconded and carried, the following resolution was adopted:

          RESOLVED, that the release of restrictions on stock awarded to a Participant under the CBI 1983 Restricted Stock Award Plan ("the 1983 Plan") or under the CBI Restricted Stock Award Plan ("the 1978 Plan") who may be involuntarily terminated pursuant to a program or plan of work force reduction, as determined by the Salary and Benefits Committee, shall occur under the terms of the 1983 Plan as though such Participant had Retired; provided, however, in the event such Participant is reemployed prior to the second anniversary of the date of such termination by CBI Industries, Inc., or any of its subsidiaries, the release of such restrictions shall occur in accordance with the otherwise applicable provisions of the 1978 Plan or the 1983 Plan, as the case may be, as though such termination had not occurred.

     There was a discussion concerning the cost of termination benefits resulting from the Company's recent force reduction and the fact that funds were available in the pension trust to cover such costs and, additionally, pay for retiree medical benefits. After discussion, and on motion made, seconded and carried, the following resolution was adopted:

          RESOLVED, that the officers of the Company, the General Counsel, and the Manager of Employee Benefits, as Plan Administrator of the CBI Pension Plan, are jointly authorized to amend the CBI Pension Plan and CBI Pension Trust, as necessary, effective January 1, 1985, to provide for the following:

          1. Payment of special severance pay benefits from the Trust to Company or Participating Affiliate employees terminated from employment under a formal work force reduction program conducted over a specified time period, as designated by the Board.

          2. Payment from the Trust of retired Participants' medical costs under the Company's health care program for retired employees, net of such Participants' own contributions to payment of such costs, and securing such Internal Revenue Service or other governmental approvals, or filing such notices or other documents, as necessary to implement such payments.

     Mr. Brunot presented management's recommendation with respect to adjustments to the carrying value of certain assets. There was a review of the recommended adjustments considering future business prospects in the energy and energy service markets, the effects of the recently implemented restructuring and the redirection of the Company's efforts in the construction services segment, and the estimated realizable values in the event some of

                                                      Board of Directors Meeting
                                                      CBI Industries, Inc.
                                                      August 6, 1985 - Page 2


the specified assets were ultimately sold, the primary purpose of the adjustments being to establish appropriate recoverable values considering expected future operations. On motion made, seconded and carried, the Board approved adjustments to the carrying value of certain assets of the Company and its subsidiaries in the total amount of approximately $153,000,000, as set forth in the summary thereof attached to these minutes and identified by the Secretary of the Company.

    On motion made, seconded and carried, a quarterly dividend of 35 cents per share was declared, payable September 13, 1985 to shareholders of record as of the close of business August 20, 1985.

     The remainder of the meeting was devoted to a discussion of the business of the Company, its subsidiaries and affiliates.

     There was no further business to come before the meeting and, accordingly, on motion made, seconded and carried, the meeting adjourned at 11:25 A.M.


                                                 /s/ D.H. Craigmile
                                                 ------------------------------
                                                           Secretary